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                                                                  EXHIBIT 10.34

                             KEY EMPLOYEE AGREEMENT

         This KEY EMPLOYEE AGREEMENT (hereinafter referred to as the ("Agreement") is made and entered into as of the 14th day of February, 2000, by and between ValueClick, Inc., a Delaware corporation (hereinafter referred to as the "Company") and EARLE MALM (hereinafter referred to as "Executive").

         WHEREAS, Company is a global Internet advertising network enabling advertisers to take advantage of the Internet to sell their products and increase brand awareness;

         WHEREAS, Executive possesses unique technical and operational skills which are valuable to the business and financial prospects of Company;

         WHEREAS, in light of the foregoing, Company desires to employ Executive as President and Chief Operating Officer (COO), and Executive desires to accept such employment;

         NOW, THEREFORE, in consideration of the mutual promises contained herein, Company and Executive agree as follows:

1. DUTIES. Company hereby employs Executive to serve as President and COO, reporting to the CEO with such duties as are specified in Company's Bylaws and as may be defined from time to time by the Board and/or CEO. To the fullest extent permitted by Delaware law, Company shall indemnify and defend Executive from all costs, expenses and losses whether direct or indirect, including consequential damages and attorney's fees, incurred or sustained by Executive in consequence of the discharge of his duties on Company's behalf.

2. TERM OF EMPLOYMENT. Company hereby agrees to employ Executive and Executive agrees to accept employment upon the terms and conditions set forth herein, commencing on February 14, 2000 and shall continue, for a period of four (4) years, unless and until terminated by Company or by Executive pursuant to Paragraph 10 below.

3. SALARY. Executive shall be entitled to receive from Company a starting base salary of $25,000 per month, which if annualized is $300,000. Salary is calculated from the date of Executive's commencement of employment, pursuant to Paragraph 2 above. The base salary shall be paid Executive in two equal installments per month and shall be reviewed and may be increased by the Board annually or at such earlier time or times as it determines.


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4. BONUS. Executive shall be entitled to receive from Company an annual bonus of
$200,000. Bonus will be calculated based on achievement of reasonable business goals for revenue and profitability as defined by the CEO and/or Board and agreed upon by the President and COO. Annual bonus is to be paid within 90 days following year end.

4. STOCK OPTIONS. In addition to Executive's salary described in Paragraph 3, above, Executive shall receive Incentive Stock Options at a striking price of $5.50 per share as to 1,000,000 shares of Company Common Stock, which shall vest in forty eight (48) equal monthly installments over the forty eight (48) month period commencing on February 14, 2000. All of the aforementioned stock options shall otherwise be subject to the terms and conditions of the Company's 1999 Stock Incentive Plan.

6. EXTENT OF SERVICES. So long as he serves as President and COO, Executive shall devote his full time, attention and energies to the business of Company and shall not during such time be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, but this shall not be construed as preventing the Executive from (a) investing personal assets in businesses which do not compete with Company in such form or manner as will not require any substantial services on the part of the Executive and in which the Executive's participation is principally that of an investor; (b) purchasing securities in any corporation whose securities are regularly traded, provided that such purchase shall not result in the Executive's collectively owning beneficially at any time five percent (5%) or more of the equity securities of a corporation engaged in a business competitive to that of Company; and (c) participating in conferences, preparing or publishing papers or books or teaching, so long as the Board and/or the CEO approves of such activities prior to the Executive engaging in them.

7. VACATIONS AND LEAVE. Executive shall be entitled to vacation and other leave in accordance with normal Company policy applicable to management employees, which at the date hereof is three (3) weeks annual combined vacation and sick leave. Vacations shall be taken at such times the Executive and the Board and/or the CEO shall mutually agree.

8. EXPENSE REIMBURSEMENT. Upon presentation of supporting documentation and consistent with Company policy, Company will reimburse Executive for any reasonable and necessary business expenses incurred by Executive in connection with the business of Company. The parties acknowledge that Executive may incur certain


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business-related expenses which Company will not reimburse but which nonetheless further the business interests of Company and Executive's professional interest.

9. OTHER BENEFITS. In addition to the benefits specifically described herein, during the term of this Agreement, Executive and his dependents shall be entitled to receive, on an equivalent basis, all other benefits of employment generally made available to other members of Company's management and their families, including, without limitation, benefits as a result of any present or future medical insurance, disability insurance, life insurance, retirement or pension plans. It is understood that any 401(k) plan implemented by Company will be made available to Executive at the time and upon the equivalent terms as made available to Company's other management employees.

10. TAXES. Company may withhold from any amounts payable under this Agreement such federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

11. TERMINATION OF EMPLOYMENT. This Agreement and Executive's employment as President and COO may be terminated by either party, for any reason or no reason, immediately upon ten (10) days written notice given to the other party. In the event the Executive's employment is terminated for any reason other than cause (i.e. gross negligence, willful misconduct, insubordination); or, in the event the Executive is terminated for any reason following a Change in Control, as defined below, the Executive shall be entitled to all compensation, stock option and health and welfare benefits the Executive would have been eligible for during a period equivalent to twelve (12) month's of employment. Accordingly, Executive and Company acknowledge and agree that this Agreement and any employments hereunder are to be considered AT-WILL EMPLOYMENT. Termination pursuant to this Section shall not prejudice any other remedy to which the terminating party may be entitled at law, in equity, or under this Agreement. This is the only Agreement concerning termination between Company and Executive, and the parties acknowledge that this Agreement supersedes and replaces any other written or oral agreement, representation or understanding between the parties concerning termination and that this Agreement can only be modified in a writing signed by the Board's delegate and Executive.

         "Change In Control" shall be deemed to have occurred for purposes hereof (i)when a change of stock ownership of Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and any successor item of


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a similar nature has occurred; or (ii) upon the acquisition of beneficial ownership, directly or indirectly, by any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) of securities of Company representing 50% or more of the combined voting power of Company's then outstanding securities; provided that a Change In Control will not be deemed to have occurred for purposes hereof with respect to any person meeting the requirements of clauses (i) and (ii) of Rule 13(b)(1) promulgated under the Exchange Act.

12. SUCCESSORS TO THE COMPANY. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of Company and any successors of Company, or any corporation which acquires directly or indirectly all of the assets of Company, whether by merger, consolidation, sale or otherwise, and shall not be otherwise assignable by Company. This Agreement is not assignable by Executive.

13. CHANGE IN RESPONSBILITY. Should the Executives responsibility be changed by the Company or successors to the Company for any reason other than cause, pursuant to paragraph 11 above, the Executive shall be entitled to twelve (12) months base salary, stock options and health and welfare benefits the Executive would have been eligible for during a period equivalent to twelve (12) months of employment.

14. NOTICE. Any notice to be given under the terms of this Agreement shall be given as follows: Notice to Company shall be addressed to its CEO at Company's principal office; notices to Executive shall be addressed to Executive's home as last shown on the records of Company or given by personal delivery. Notice of a change of address under this section shall have been duly given when personally delivered or three (3) days after being enclosed in a properly sealed envelope addressed as aforesaid, and deposited (postage paid) with the United States Postal Service.

15. WAIVER. Neither party's failure to enforce any provision of this Agreement shall be deemed or in any way construed as a waiver of any such provision, nor prevent that party from thereafter enforcing each and every provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party's right to assert all other legal remedies available under the circumstances.


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16. SEVERABILITY. If one or more of the provisions or paragraphs of this
Agreement shall be held to be illegal or otherwise void or invalid, the remainder of this Agreement shall not be affected and shall remain in full force and effect.

17. GOVERNING LAW. This Agreement shall be interpreted under the laws of the State of California, without regard to or application of choice of law rules or principles.

18. ARBITRATION. In the event any claim or controversy arises under or concerning any provision of this Agreement, excluding the termination provision (Paragraph 10), Company and Executive hereby agree that such claim or controversy shall be settled by final, binding arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, provided, however, that the impartial arbitrator shall be chosen as follows: if Company and Executive are unable to agree upon an impartial arbitrator within five (5) days of a request for arbitration, the parties shall request a panel of five (5) labor and employment arbitrators from the American Arbitration Association and shall alternatively strike names until a single arbitrator remains. Arbitration shall occur, if practicable, in Santa Barbara County, CA. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Depositions may be taken and other discovery may be obtained during such arbitration proceedings to the same extent as authorized in civil judicial proceedings, subject to any limitations placed on discovery by the arbitrator. The parties shall share equally in the costs of conducting the arbitration and shall each pay their expenses, but the prevailing party shall be entitled to recover its reasonable attorneys' fees. Notwithstanding the foregoing, nothing herein shall preclude or limit Company from seeking injunctive relief from a court of competent jurisdiction. Executive acknowledges and agrees that, by agreeing to this provision, he is agreeing to arbitrate any claim relating to his employment, whether or not it arises under the terms of this Agreement, that may arise under federal and state laws including, but not limited to, claims arising under Title VII, the Age Discrimination in Employment Act, the Americans with Disabilities Act and the Fair Employment and Housing Act. EXECUTIVE FURTHER UNDERSTANDS THAT BY AGREEING TO ARBITRATE EMPLOYMENT CLAIMS HE IS WAIVING HIS RIGHT TO BRING AN ACTION AGAINST COMPANY IN A COURT OF LAW, EITHER STATE OR FEDERAL, AND IS WAIVING HIS RIGHT TO HAVE HIS CLAIMS AND DAMAGES, IF ANY, DETERMINED BY A JURY.


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19. ENTIRE AGREEMENT. This Agreement, any stock option agreements and the
Employee Proprietary Information Agreement signed by the Executive contain the entire agreement of the parties and supersede and replace any other Agreement with the exception of stock options that had been granted to the executive under a previous assignment as Chief Marketing Officer (CMO). Except as provided herein, this Agreement may be modified only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Only Company's Board has the authority to make such modifications of this Agreement on behalf of Company.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                    COMPANY:

                                    ValueClick, Inc.

                                    By: /s/ JAMES R. ZARLEY
                                       --------------------------------
                                        CEO, James R. Zarley

                                    EXECUTIVE:
                                    /s/ EARLE MALM
                                    -----------------------------
                                    Earle Malm


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